Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

March 15, 2023

Cano Health, Inc.

9725 NW 117th Avenue

Miami, FL 33178

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 ( as amended or supplemented, the “Registration Statement”) filed on March 15, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Cano Health, Inc., a Delaware corporation (the “Company”) of up to 29,483,101 shares (the “Selling Stockholder Shares”) of the Company’s Class A common stock, par value $0.0001 per share, that have been issued or may be issued to the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”) upon the exercise of warrants (the “Warrants”) granted pursuant to the warrant agreement dated as of February 24, 2023 between the Company and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent of the Company (the “Warrant Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including the Warrant Agreement. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (1) with respect to the Selling Stockholder Shares that have been issued upon the exercise of the Warrants, the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and non-assessable and (2) with respect to Selling Stockholder Shares that will be issued upon the exercise of the Warrants, the Selling Stockholder Shares, have been duly authorized and when delivered and paid for in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP